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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------

                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 6)*


--------------------------------------------------------------------------------
                                (Name of Issuer)

                               The Scotts Company

                        Common Shares, without par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   810 186 106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                   Rob McMahon
                         c/o Hagedorn Partnership, L.P.
                            800 Port Washington Blvd.
                            Port Washington, NJ 08540

                                 with a copy to:

                               Richard L. Goldberg
                               Proskauer Rose LLP
                                  1585 Broadway
                               New York, NY 10036
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                 January 9, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                                  SCHEDULE 13D
CUSIP No. 810 186 106                                   ------------------------
----------------------------------------------          ------------------------


________________________________________________________________________________
1    NAME OF REPORTING PERSON

     Hagedorn Partnership, L.P.

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY: EIN 11-3265232
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X ]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*:  00



________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(D) OR 2(E)                                   [ ]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION:    Delaware



________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         -0-

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY        11,516,554

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         -0-

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH            11,516,554


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11,516,554


________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [ ]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     37.9%


________________________________________________________________________________
14   TYPE OF REPORTING PERSON*:
     PN


________________________________________________________________________________



--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No. 810 186 106                                   ------------------------
----------------------------------------------          ------------------------


________________________________________________________________________________
1    NAME OF REPORTING PERSON

     Katherine Hagedorn Littlefield

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY:
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X ]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*:  00



________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(D) OR 2(E)                                   [ ]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION:    United States of America



________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         -0-

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY        11,516,554

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         186,600

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH            11,329,954


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11,516,554


________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [ ]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     37.9%


________________________________________________________________________________
14   TYPE OF REPORTING PERSON*:
     IN


________________________________________________________________________________


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No. 810 186 106                                   ------------------------
----------------------------------------------          ------------------------


________________________________________________________________________________
1    NAME OF REPORTING PERSON

     James Hagedorn

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*:  00



________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(D) OR 2(E)                                   [ ]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION: United States of America



________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         -0-

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY        11,516,554

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         226,600

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH            11,289,954


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11,516,554


________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [ ]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     37.9%


________________________________________________________________________________
14   TYPE OF REPORTING PERSON*:
     IN


________________________________________________________________________________

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No. 810 186 106                                   ------------------------
----------------------------------------------          ------------------------

________________________________________________________________________________
1    NAME OF REPORTING PERSONS

     Paul Hagedorn

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*:  00



________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(D) OR 2(E)                                   [ ]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION: United States of America



________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         -0-

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY        11,516,554

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         158,620

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH            11,357,934


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11,516,554


________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [ ]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     37.9%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*: IN


________________________________________________________________________________

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No. 810 186 106                                   ------------------------
----------------------------------------------          ------------------------

________________________________________________________________________________
1    NAME OF REPORTING PERSONS

     Peter Hagedorn

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*:  00



________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(D) OR 2(E)                                   [ ]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION: United States of America



________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         -0-

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY        11,516,554

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         45,320

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH            11,471,234


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11,516,554


________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [ ]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     37.9%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*: IN


________________________________________________________________________________

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No. 810 186 106                                   ------------------------
----------------------------------------------          ------------------------

________________________________________________________________________________
1    NAME OF REPORTING PERSONS

     Robert Hagedorn

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*:  00



________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(D) OR 2(E)                                   [ ]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION: United States of America



________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         -0-

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY        11,516,554

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         111,600

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH            11,404,954


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11,516,554


________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [ ]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     37.9%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*: IN


________________________________________________________________________________

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No. 810 186 106                                   ------------------------
----------------------------------------------          ------------------------

________________________________________________________________________________
1    NAME OF REPORTING PERSONS

     Susan Hagedorn

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*:  00



________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(D) OR 2(E)                                   [ ]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION: United States of America



________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         -0-

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY        11,516,554

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         166,600

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH            11,349,954


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11,516,554


________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [ ]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     37.9%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*: IN


________________________________________________________________________________

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No. 810 186 106                                   ------------------------
----------------------------------------------          ------------------------

     By this Amendment No. 6, Hagedorn Partnership. L.P. (the "Partnership") further amends and supplements the responses to Items 3 and 4 of its Statement on Schedule 13D, as heretofore amended (the "Schedule 13D"), filed with respect to the common shares, without par value (the "Shares"), of The Scotts Company, an Ohio corporation ("Scotts"). Capitalized terms not otherwise defined have the meanings set forth in the Schedule 13D.


Item 3. Source and Amount of Funds or Other Consideration

     The Partnership's exercise of the Warrants was a cashless exercise and no cash was paid for the Shares. The partnership exercised 579,432 Warrants and received 301,697 Shares.

Item 4. Purpose of Transaction

     On January 8 and 9, 2003, the Partnership exercised its rights under the Warrants to purchase Shares through the cashless exercises of the Series B Warrants and received a total of 301,697 Shares.

Signature


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 16, 2003


                                HAGEDORN PARTNERSHIP, L.P.


                                By: /s/ Katherine Hagedorn Littlefield
                                   ------------------------------------------
                                   Name:  Katherine Hagedorn Littlefield
                                   Title: Attorney-in-Fact


                                KATHERINE HAGEDORN LITTLEFIELD

                                    /s/ Katherine Hagedorn Littlefield
                                ---------------------------------------------


                                JAMES HAGEDORN


                                By:  /s/ Katherine Hagedorn Littlefield
                                   ------------------------------------------
                                   Name:  Katherine Hagedorn Littlefield
                                   Title: Attorney-in-Fact


                                PAUL HAGEDORN


                                By:  /s/ Katherine Hagedorn Littlefield
                                   ------------------------------------------
                                   Name:  Katherine Hagedorn Littlefield
                                   Title: Attorney-in-Fact


                                PETER HAGEDORN


                                By:  /s/ Katherine Hagedorn Littlefield
                                   ------------------------------------------
                                   Name:  Katherine Hagedorn Littlefield
                                   Title: Attorney-in-Fact


                                ROBERT HAGEDORN


                                By:  /s/ Katherine Hagedorn Littlefield
                                   ------------------------------------------
                                   Name:  Katherine Hagedorn Littlefield
                                   Title: Attorney-in-Fact


                                SUSAN HAGEDORN


                                By:  /s/ Katherine Hagedorn Littlefield
                                   ------------------------------------------
                                   Name:  Katherine Hagedorn Littlefield
                                   Title: Attorney-in-Fact